RETIREMENT, SEVERANCE AND TERMINATION
                             OF EMPLOYMENT AGREEMENT

         THIS RETIREMENT, SEVERANCE AND TERMINATION OF EMPLOYMENT AGREEMENT is between Pease Oil and Gas Company, a Nevada corporation ("Company") and J. N. "Newt" Burkhalter ("Employee"), shall be effective January 1, 1998 and is made with reference to the following agreed facts.

         A. Employee has been employed as a full time executive officer of the Company pursuant to an Employment Agreement dated as of December 27, 1994 (the "Employment Agreement").

         B. Pursuant to a change in the business of the Company and the fact Employee has reached the age of 62, the, Employee shall retire and not be employed by the Company after December 31, 1997.

         C. The parties desire and intend to set forth the terms upon which the Employment Agreement shall be terminated.

         FOR CONSIDERATION, the receipt and sufficiency of which is hereby acknowledge, the Company and Employee agree as follows:

         1. Retirement and Cessation of Employment. The Employee shall continue to be employed as a full time employee and as an Executive Vice President of the Company through December 31, 1997. Since the Employee has reached the age of 62, on January 1, 1998, the Employee will retire from the Company and shall tender, in writing, his resignation as an officer of the Company and its subsidiaries.

         2. Severance Compensation. Commencing January 1998, the Employee, or his assignee, will be compensated at a rate of $4,500 per month for the first twelve (12) months and $3,785 for the next twenty (20) months, for a total of $129,700 dollars, unless this Agreement is previously terminated due to the death. Each monthly payment will be tendered by the Company on or about the tenth of each month. Upon the death of the Employee, at the end of the month next following such event, the Company shall pay to the estate of the Employee, an amount equal to the difference between $82,500 and the gross amounts previously paid to Employee pursuant to this paragraph 2 of this Agreement.

         3. Options. The stock purchase options previously granted and currently held by the Employee, as identified on Exhibit A, shall each retain the original terms in accordance with applicable provisions of the Company's Stock Option Plans.

         4. Transfer of Assets. Effective at the time of cessation of full time employment, the Company shall transfer to the Employee the Company assets described on Exhibit B. Employee acknowledges that the Company shall treat the estimated fair market value of the assets as 1997 income to Employee and shall so notify taxing authorities.

         5. Special Training. At a time selected by the Employee, but not later than July 1, 1998, the Company shall pay up to $2,500 in tuition and expenses necessary for Employee to attend the M.M.S.' basic course on oil and gas well completion and workover or similar course.

         6. Use of Office Space. The Company shall make reasonable efforts to provide Employee office space at the offices of the Company for so long as the Company has extra space not being used for other Company business purposes. The space provided may or may not consist of the space that Employee is currently occupying and the Company is under no obligation to provide office space should its business requirements change. Employee may use such offices for conducting Company business or other unrelated business and shall at all times conduct himself in a manner consistent with the best interests of the Company and the other employees. The Employee shall install and pay for his own phone line and reimburse the Company for ancillary uses of existing office equipment owned by the Company (e.g., copier, phone, facsimile, etc.).

         7. Future Consulting Services. During the term of this Agreement, the Employee agrees to be available, on a reasonable and mutually agreeable basis, to perform consulting services on an as needed basis for the Company or affiliates of the Company. It is specifically agreed that there is no obligation in this Agreement for the Company to retain the Employee on a consulting basis and any such consulting services shall be performed in accordance with one or more separate consulting agreements which may be entered into from time to time in the future.

         8. Service as a Director. The parties acknowledge that until November 7, 1997, Employee served as a director of the Company and its subsidiaries, and that Employee resigned as a director, on his own volition, effective that date. By signing this Agreement, the Company and the Employee confirm that the resignation by the Employee was not a condition of, nor conditional upon, this Agreement.

         9. Termination of Prior Employment Agreement. The rights and obligations of the parties as set forth in the Employment Agreement hereby are terminated and shall be of no further effect and, other than as set forth in this Agreement, the Company shall have no other obligations whatsoever to the Employee. Employee hereby waives and releases any obligation by the Company under the Employment Agreement and any other claims which Employee might otherwise assert against the Company or its officers or directors except as set forth in this Agreement.

         10. General Release. Employee, on his own behalf, and on behalf of his heirs and assigns, hereby fully and forever unconditionally releases and discharges the Company, all of its past and present parent, subsidiary, affiliated and related corporations, their predecessors, successors and assigns, together with their divisions and departments, and all past or present officers, directors, employees, insurers and agents of any of them, (hereinafter referred to collectively as "Releasees"), of and from, and covenants not to sue or assert against Releasees, for any purpose, all claims, administrative complaints, demands, actions and causes of action, of every kind and nature whatsoever, whether at law or in equity, arising from or in any way related to my employment by the Company including the termination thereof, based in whole or in part upon any act or omission concerning on or before the date of this general release, whether negligent or intentional, without regard to Employee's present actual knowledge of the act or omission, which Employee may now have, or which
Employee, or any person acting on his behalf may at any future time have or claim to have, including specifically, but not by way of limitation, unpaid wages, unpaid benefits, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act, the Pregnancy Disability

Act, the Equal Pay Act, and the Colorado Civil Rights Act, excepting only retirement benefits described herein, COBRA rights, unemployment compensation and worker's compensation. Employee warrants that he has not assigned or transferred any right or claim described in this general release. Employee expressly assumes all risk that the facts and law concerning this general release may be other than as presently known to Employee, and acknowledges that, in signing this general release, Employee is not relying on any information provided by Releasees or upon Releasees to provide information not known to Employee. Employee acknowledges that he has been advised to consult an attorney regarding this release. This release shall be governed by and construed in accordance with the laws of Colorado. In the event of any dispute under this release, the prevailing party shall be entitled to recover all costs and reasonable attorneys' fees incurred in connection therewith.

         11. Binding Arbitration. Any controversy arising out of or relating to this Agreement or any modification or extension of this Agreement, including any claim for damages and/or rescission, shall be settled by binding arbitration in Grand Junction, Colorado in accordance with the Commercial Arbitration rules of the American Arbitration Association before a panel of one arbitrator. If the parties to this agreement cannot agree on the choice of a single arbitrator, then the panel shall consist of three arbitrators, one to be selected by the Company, one to be selected by the Employee, and the third to be selected by the other two arbitrators. The arbitrator(s) sitting in any such controversy shall have no power to alter or modify any express provisions of the Agreement or to render any award which by its terms effects any such alteration, or modification. This section shall survive the termination of the Agreement.

         12. Entire Agreement. This Agreement is the entire agreement between the parties and supersedes all prior understandings or agreements with respect to the matters referred to herein. This Agreement may not be altered or amended except by a written agreement signed by the parties.

         WHEREFORE, the parties have signed this Agreement on December 31, 1997, to become effective January 1, 1998.


                                        PEASE OIL AND GAS COMPANY


                                        By /s/ Willard H. Pease, Jr.
                                          ------------------------------------
                                           Willard H. Pease, Jr., President
EMPLOYEE:

/s/ J. N. Burkhalter
-----------------------------------------
J. N. "Newt" Burkhalter



WITNESSED:


By /s/ Patrick J.  Duncan
   ---------------------------------------
   Patrick J.  Duncan, Corporate Secretary

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



                                    EXHIBIT A



                   Option
  Options         Exercise                               Expiration
Outstanding         Price        Grant Date              of Option
------------        -------       ------------            ----------
 48,000             0.83         May 16, 1995           May 15, 2000
 40,000             0.70         June 16, 1995          June 25, 2000
 27,000             1.00         March 9, 1996          March 8, 2001
 35,000             2.97         January 27, 1997       January 26, 2002
 -------
 150,000

                                    EXHIBIT B



                                                            Asset
Description                                    Quantity     Number       Agreed
------------                                    --------     ------       ------
Compaq 486/33 Computer                            1         10009    $      400
Compaq SVGA Monitor                               1         10047           150
Epson LQ-1070+Dot Matrix Printer                  1         10062           100
1991 Ford F150 4WD SuperCab XLT lariat P/U
     VIN #1FTEX14H9MKA46203                                 13001         3,500
Butcher Block Desk                                1         20006           500
Butcher Block Credenza                            1         20007           250
2 Drawer Wood File Cabinet                        1         20014           100
2 Drawer Wood File Cabinet                        1         20015           100
2 Drawer Wood File Cabinet                        1         20016           100
2 Drawer Metal File Cabinet                       1         20019            50
Butcher Block Credenza                            1         20020           100
3 Drawer Lateral Wooden File Cabinet              1         20183           100
Office Chairs w/Purple Upholstery                 2           NA            100
Reclining Office Chair                            1           NA            100
Butcher Block Book Case                           2           NA            100
Walnut Colored Wooden Book Case                   1           NA            100
                                                                     -----------
                                                                     $    5,850


                                        5